Exhibit 11 - COMPUTATION OF PER SHARE EARNINGS
(Thousands of dollars, except per share data)

                                                     Six Months Ended June 30   Three Months Ended June 30
                                                        1998          1997          1998          1997
                                                     ----------    ----------    ----------    ----------
BASIC
Average shares outstanding                           62,379,675    62,616,397    62,213,764    62,751,517

Net income                                            $  87,825     $  86,006     $  38,689     $  44,940

     Per share amount                                     $1.41         $1.37         $0.62         $0.72
                                                          =====         =====         =====         =====

DILUTED
Average shares outstanding                           62,379,675    62,616,397    62,213,764    62,751,517
Effect of dilutive securities based on the
  treasury stock method using the average
  market price if higher than the exercise price        908,037     1,193,988       966,141     1,447,343
                                                     ----------    ----------    ----------    ----------
                                                     63,287,712    63,810,385    63,179,905    64,198,860

Net income                                            $  87,825     $  86,006     $  38,689     $  44,940

     Per share amount                                     $1.39         $1.35         $0.61         $0.70
                                                          =====         =====         =====         =====